Ex 10.20

MARKET AGREEMENT

between

xG TECHNOLOGY, Inc.

and

CARE21 LIMITED

and

MB TECHNOLOGY HOLDINGS, LLC

Dated             December, 2011

Confidential

Page i	Confidential

Article 9 CONFIDENTIALITY		11

9.01	General Obligations	11
9.02	Unauthorized Acts	11
9.03	Irreparable Harm	11

Article 10 REPRESENTATIONS AND WARRANTIES		12

10.01	By CARE21	12
10.02	By MBTH	13
10.03	By XG	13
10.04	DISCLAIMER	14

Article 11 TERMINATION		14

11.01	Termination for Cause	14
11.02	Additional Termination Right	15
11.03	Effect of Termination	15

Article 12 MISCELLANEOUS PROVISIONS		15

12.01	Assignment	15
12.02	Notices	16
12.03	Counterparts; Electronic Signatures	17
12.04	Relationship	17
12.05	Expenses for Preparation of Contract	17
12.06	Consents, Approvals and Requests	17
12.07	Severability	17
12.08	Waivers	17
12.09	Dispute Resolution	18
12.10	Remedies Cumulative; Time is of the Essence	18
12.11	Entire Agreement	18
12.12	Amendments	18
12.13	Survival	18
12.14	Governing Law	18
12.15	Jurisdiction and Venue	19
12.16	Covenant of Further Assurances	19
12.17	Negotiated Terms	19
12.18	Non-Competition	19
12.19	Non-Solicitation	20

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This MARKET AGREEMENT (the “Agreement”), is entered into as of          December, 2011 (the “Effective Date”) by and between xG Technology, Inc. (“XG”) and Care21 Limited (“CARE21”) and MB Technology Holdings, LLC (“MBTH”).

WHEREAS, XG has developed innovative communications technologies, including (but not limited to) cognitive radio solutions.

WHEREAS, CARE21 desires to gain exclusivity to exploit XG’s technology in the Miami and Fort Lauderdale market.

NOW, THEREFORE, for and in consideration of the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, XG, CARE21 and MBTH agree as follows:

Article 1 DEFINITIONS AND CONSTRUCTION.

1.01       Definitions. The following defined terms used in this Agreement shall have the meanings specified below:

“Access Point” shall mean a wireless communications transceiver access point installed at a fixed location equipped with hardware and software capable of routing mobile communications to and from End User devices within the Field of Use and License-free Spectrum. An Access Point shall consist of the physical xAP (or subsequent models) access point device capable of providing one sector transmission and reception of the Network signals that convey voice and data messages to End User devices. The information conveyed will be Internet Protocol data packets, which may be used to transport data to and from the End User device.

“Affiliate” shall mean, (1) as to any entity, any other entity that, directly or indirectly, Controls, is Controlled by or is under common Control with such entity, or (2) any entity in which a Party owns fifty percent (50%) or more of the outstanding common stock (or other ownership interest), or would own fifty percent (50%) of the outstanding common stock (or other ownership interest) if such Party were to convert any convertible securities, or any warrants, options or rights to acquire common stock convertible into or exchangeable for common stock (or other ownership interest) that such entity owns.

“Annual Plan” shall have the meaning set forth in Section 5.01(1).

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“Base Station” shall mean a wireless communications transceiver station installed at a fixed location equipped with hardware and software capable of routing mobile communications to and from End User devices within the Field of Use and License-free Spectrum. A Base Station shall consist of the physical BSN-250 (or subsequent models) base station device capable of providing one to three sector transmission and reception of the Network signals that convey voice and data messages to End User devices. The information conveyed will be Internet Protocol data packets, which may be used to transport data to and from the End User device.

“Bridge Device” shall mean xMod (xMax Modem), a personal cognitive radio wireless modem that serves as a mobile WiFi hotspot. The xMod provides Internet or network access for mobile VoIP and Broadband Data services to any WiFi enabled peripheral device.

“Competitor” shall have the meaning set forth in Section 12.18.

“Confidential Information” shall mean any information of any Party as a disclosing Party that should reasonably have been understood by the receiving Party because of legends or other markings, the circumstances of disclosure or the nature of the information itself, to be proprietary or confidential to the disclosing Party, including, but not limited to, all ideas, designs, methods, discoveries, improvements, trade secrets, programming code, product data and specifications, product developments or customer information; provided, however, that except to the extent otherwise provided by Law, the term “Confidential Information” shall not include information that (1) is independently developed by the receiving Party, as demonstrated by the receiving Party’s written records, without violating the disclosing Party’s proprietary rights, (2) is or becomes publicly known (other than through unauthorized disclosure), (3) is disclosed by the owner of such information to a third party free of any obligation of confidentiality, (4) is already known by the receiving Party at the time of disclosure, as demonstrated by the receiving Party’s written records, and the receiving Party has no obligation of confidentiality other than pursuant to this Agreement or any confidentiality agreements between CARE21 and XG entered into before the Effective Date, or (5) is rightfully received by a Party free of any obligation of confidentiality, provided, that (A) such receiving Party has no knowledge that such information is subject to a confidentiality agreement, and (B) such information is not of a type or character that a reasonable person would have regarded as confidential.

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“Consents” shall mean all licenses, consents, authorizations and approvals that must be obtained from third parties in connection with the operation of the Network.

“Control” shall mean, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or other ownership interests), by contract or otherwise.

“Deliverable” shall mean those tangible items that are originated and prepared by XG (either independently or in concert with MAXCOM or third parties) and deployed as part of a Network.

“Dispute” shall have the meaning set forth in Section 12.09(1).

“Effective Date” shall mean the date set forth in the preamble above.

“End User” shall mean a Person who has entered into and is current in payments required on a paid subscription agreement with CARE21 in connection with the Network.

“Field of Use” shall mean the transmission of mobile Voice over Internet Protocol as well as mobile and fixed data to End Users through the Network solely for use in markets other than the military market.

“Governmental Approval” shall mean any license, consent, permit, approval or authorization of any Person, or any notice by any Person, the granting of which is required by Law, including without limitation regulatory requirements or any relevant authority, for the consummation of the transactions contemplated by this Agreement.

“Governmental Authority” shall mean any international, national, federal, state, provincial, municipal, local, territorial, or other governmental department, regulatory authority, agency, tribunal, judicial or administrative body or other Law, rule or regulation-making entity, domestic, international or foreign.

“Intellectual Property” shall mean all worldwide industrial and intellectual property and rights related thereto, including, without limitation, patents, patent applications, rights to file for patent applications (including but not limited to continuations, continuations-in-part, divisional and reissues), trademarks, logos, service marks, trade names and service names (in each case whether or not registered) and applications for and the right to file applications for registration thereof, moral rights, mask work rights, mask work registrations and applications thereof, contract and licensing rights, and any other intellectual property rights as may exist now and/or hereafter come into existence, and all renewals and extensions thereof, arising under the laws of any country or province.

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“CARE21” shall have the meaning set forth in the Preamble above.

“INVESTOR GROUP Personnel” shall mean individuals, persons or entities engaged by CARE21 in connection with this Agreement.

“Know-How” shall mean all proprietary trade secrets, scientific, technical and commercial data and documents, drawings, designs, operating experience and techniques, testing results, regulatory submissions, methods of manufacture, specifications, processes, procedures, inventions and other information of any kind, whether patentable or not.

“Law” shall mean any declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding requirement of any Governmental Authority.

“License-free Spectrum” shall mean spectrum in the 902-928MHz band and the 5,725-5,825 MHz band.

“Market Exclusivity” shall have the meaning set forth in Section 3.02.

“Market Fee” shall mean the amount payable to XG by CARE21 in connection with the grant of Market Exclusivity as provided herein.

“MAXCOM” shall have the meaning set forth in Section 5.01(2).

“MBTH” shall have the meaning set forth in the Preamble above.

“Network” shall mean the end-to-end Internet Protocol system infrastructure that includes a line of Base Stations, Access Points, mobile Switching Centers, and Bridge Devices that operate in License-free Spectrum and which is also known as “xMax”.

“Parties” shall mean XG, CARE21 and MBTH.

“Party” shall mean either XG, CARE21 or MBTH.

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“Person” shall mean an individual, corporation, partnership, limited liability company, association, joint stock company, Governmental Authority, business trust, unincorporated organization or other legal entity.

“Strategic Roadmap” shall have the meaning set forth in Section 5.01(1).

“Switching Center” shall mean a central communications hub that is responsible for routing packet traffic to and from Base Stations and/or Access Points and the Internet as necessary to carry out the mobile service within the Fields of Use and License-free Spectrum. A Switching Center shall consist of a physical device, generally consisting of servers. Such servers utilize an operating system and various software programs to perform network centric functions for the cellular network in a geographic region or area.

“Term” shall have the meaning set forth in Section 2.01.

“Territory” shall mean Broward County and Miami-Dade County in the State of Florida.

“XG Intellectual Property” shall mean any Intellectual Property, including, without limitation, the XG Patents and any Know-How related thereto, which is owned, acquired or developed by XG and used in connection with the operation of the Network.

“XG Patents” shall mean the patents and patent applications held and made by XG, including any issuance, continuations, continuations-in-part, reissues, reexaminations, divisions, or extensions thereof.

“XG Technology” shall mean XG Intellectual Property, or other Intellectual Property licensed or leased by XG from a third party in connection with the Network.

1.02       References. In this Agreement:

(1)         references to a Section or Article shall be to such Section or Article of this Agreement, unless otherwise provided;

(2)         references to any Law shall mean references to such Law in changed, supplemented, amended or replaced form; and

(3)         references to, and mentions of, the word “including”, “include” or the phrase “e.g.” shall mean “including, without limitation.”

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1.03       Headings. The Article and Section headings and Table of Contents are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

Article 2 TERM.

2.01       Term. The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2016 (the “Term”).

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Article 3 GRANT OF MARKET EXCLUSIVITY.

3.01       Conditions to Grant of Market Exclusivity. The right of Market Exclusivity granted pursuant to Section 3.02 shall be conditioned upon CARE21’s timely payment of the Market Fee set forth in Section 4.01 in accordance with the schedule set forth in such Section.

3.02       Grant of Market Exclusivity to the Territory. In consideration for payment of the Market Fee provided for in Section 4.01, XG hereby grants to CARE21 during the Term, an exclusive right to exploit XG Technology in the Field of Use within the Territory (the right of “Market Exclusivity”). XG will not grant any other person any right to exploit or use XG Technology in the Field of Use within the Territory prior to the expiry or earlier termination of the Term. The right of Market Exclusivity provided for herein shall only be assignable as provided in Section 6.01 and Section 7.01 below.

Article 4 COMPENSATION TO XG.

4.01       Fees. In consideration for grant of the right of Market Exclusivity pursuant to Section 3.02, CARE21 shall pay to XG a fee (the “Market Fee”) in the amount of $15,000,000 (fifteen million U.S. Dollars) payable as follows:

(a)          $440,000 (four hundred and forty thousand U.S. dollars) payable on the Effective Date;

(b)          $1,560,000 (one million, five hundred and sixty thousand U.S. dollars) to be paid on January 25, 2012;

(c)          2,200,000 (two million, two hundred thousand U.S. dollars) to be paid on February 25, 2012;

(d)          800,000 (eight hundred thousand U.S. dollars) to be paid on March 25, 2012;

(e)          $5,000,000 (five million U.S. dollars) to be paid in five (5) consecutive monthly installments of $1,000,000 commencing on April 25, 2011; and

(f)          $5,000,000 (five million U.S. dollars) to be paid in ten (10) consecutive monthly installments of $500,000 commencing on September 25, 2012.

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Article 5 PRE-DEPLOYMENT CONDITIONS.

5.01       Pre-deployment Conditions. If CARE21 wishes there to be deployed a Network in the Territory, then:

(1)         on or before October 31, 2016, CARE21 must deliver to XG a five-year development strategy with respect to the Network and related business expansion (the “Strategic Roadmap”) as well as annual fiscal year business and financial plans (each an “Annual Plan”), which shall describe strategies as to all items of operation and describe Strategic Roadmap progress, including, without limitation, roll out by number of nodes, terminals and End Users and Base Stations and/or Access Points in the Territory, timing, geography, operating expenses, revenue generation, equipment expenses, management fees, and outsourced tasks and responsibilities as well as strategies for establishing sales channels (retail, indirect and prepaid), back office administration, customer care, sales and marketing, network operation and maintenance, billing and provisioning, product fulfillment, E911, DID, backhaul, tower sites and termination services; and

(2)         on or before December 31, 2016, CARE21 must procure the execution of a definitive technology deployment and cooperation agreement (the “Definitive Agreement”) by a corporation to be 51% owned by CARE21 and 49% owned by XG (“MAXCOM”) providing inter alia for a schedule for deployment of a Network in the Territory, grant of a license to MAXCOM to practise XG Intellectual Property in the Field of Use within the Territory and an obligation for CARE21 to fund MAXCOM up to an agreed amount by an agreed date.

5.02       No obligation to deploy. Unless and until expressly agreed in a Definitive Agreement, XG shall be under no obligation to deploy any Deliverables or Network in the Territory.

Article 6 ASSIGNMENT OF RIGHT OF MARKET EXCLUSIVITY.

6.01       Right to assign right of Market Exclusivity. Upon ten (10) business days prior written notice to MBTH and XG, CARE21 shall have the right at any time until December 31, 2016 to assign its right of Market Exclusivity and obligations under this Agreement to MBTH (and only MBTH) and MBTH agrees to any such assignment and to be bound by all the obligations of CARE21 under this Agreement.

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6.02       Consideration for assignment. The consideration for any such assignment shall be the issue to CARE21 of membership interests in MBTH at a price per MBTH share of:

(1)         $1.00, if such assignment is made on or before March 31, 2012;

(2)         $1.50, if such assignment is made after March 31, 2012 and on or before July 31, 2012;

(3)         $2.00, if such assignment is made after July 31, 2012 and on or before November 30, 2012;

(4)         $3.00, if such assignment is made after November 30, 2012 and on or before November 30, 2013;

(5)         $4.00, if such assignment is made after November 30, 2013 and on or before November 30, 2014;

(6)         $5.00, if such assignment is made after November 30, 2014 and on or before November 30, 2015; and

(7)         $6.00, if such assignment is made after November 30, 2015 and on or before December 31, 2016,

where the total consideration shall equal the aggregate amount of Market Fee paid to XG by CARE21, and received by XG, as at the date of such assignment.

Article 7 RIGHT TO RE-ASSIGN RIGHT OF MARKET EXCLUSIVITY BACK TO XG.

7.01       Right to re-assign right of Market Exclusivity. If the right of Market Exclusivity is assigned to MBTH pursuant to Section 6.01 above, upon ten (10) business days prior written notice to XG, MBTH shall have the right, at any time within the sixty (60) days after such assignment by CARE21 to MBTH is completed, to re-assign the right of Market Exclusivity and its obligations under this Agreement back to XG, and XG agrees to any such assignment.

7.02       Consideration for re-assignment. The consideration for any such re-assignment shall be the issue to MBTH of new shares of $0.01 each in the Common Stock of XG (each an “XG Share”) at a price per XG Share of:

(1)         $1.00, if such assignment is made on or before March 31, 2012;

(2)         $1.50, if such assignment is made after March 31, 2012 and on or before July 31, 2012;

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(3)         $2.00, if such assignment is made after July 31, 2012 and on or before November 30, 2012;

(4)         $3.00, if such assignment is made after November 30, 2012 and on or before November 30, 2013;

(5)         $4.00, if such assignment is made after November 30, 2013 and on or before November 30, 2014;

(6)         $5.00, if such assignment is made after November 30, 2014 and on or before November 30, 2015;and

(7)         $6.00, if such assignment is made after November 30, 2015 and on or before December 31, 2016,

where the total consideration shall equal 110% of the aggregate amount of Market Fee paid to XG by CARE21 and/or MBTH, and received by XG, as at the date of such re-assignment.

7.03       Survival. Termination or expiry of the Term of this Agreement shall not affect the right of re-assignment provided for in this Article 7, which shall continue in full force and effect.

Article 8 MAXCOM purchase option in favor of XG.

8.01       MAXCOM purchase option in favor of XG. If MAXCOM has been constituted as provided in Section 5.01(2), between May 1, 2013 and April 30, 2014, XG shall have the right to purchase all the shares in MAXCOM not then held by XG for a purchase price of $50,000,000 (fifty million US Dollars) and between May 1, 2014 and April 30, 2015, XG shall have the right to purchase all such shares for a purchase price of $100,000,000 (one hundred million US Dollars).

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Article 9 CONFIDENTIALITY.

9.01       General Obligations. All Confidential Information obtained by one Party from another Party shall be held in confidence by the receiving Party to the same extent and in at least the same manner as the receiving Party protects its own Confidential Information of a similar nature, but in any event to at least a reasonable extent and in a reasonable manner, or to any more restrictive extent or manner required by Law. Neither CARE21 nor MBTH nor XG shall disclose, publish, release, transfer or otherwise make available Confidential Information of, or obtained from, another Party in any form to, or for the use or benefit of, any Person without the disclosing Party’s consent. Each of CARE21, MBTH and XG shall, however, be permitted to disclose relevant aspects of another’s Confidential Information to its officers, directors, agents, professional advisors, contractors, subcontractors and employees and to the officers, directors, agents, professional advisors, contractors, subcontractors and employees of its Affiliates with a “need to know”, to the extent that such disclosure is not otherwise restricted under this Agreement, any Consents or any Governmental Approvals and only to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations, or exercise of its rights, under this Agreement; provided, however, that the receiving Party shall take all reasonable measures to prevent the disclosure or duplication of the disclosing Party’s Confidential Information in contravention of the provisions of this Agreement by such officers, directors, agents, professional advisors, contractors, subcontractors and employees. The obligations in this Section shall not restrict any disclosure pursuant to any Law (provided that the receiving Party shall give prompt notice to the disclosing Party of any applicable order issued pursuant to any such Law).

9.02       Unauthorized Acts. Without limiting any Party’s rights in respect of a breach of this Article, each Party shall:

(1)         promptly notify another Party of any unauthorized possession or use, or attempt thereof, of such other Party’s Confidential Information by any Person that may become known to such Party;

(2)         promptly furnish to another Party full details of the unauthorized possession or use, or attempt thereof, and assist such other Party in investigating or preventing the recurrence of any unauthorized possession or use, or attempt thereof, of Confidential Information;

(3)         cooperate with another Party in any litigation and investigation against third parties deemed necessary by such other Party to protect its proprietary rights; and

(4)         promptly use its commercially reasonable efforts to prevent a recurrence of any such unauthorized possession or use, or attempt thereof, of Confidential Information.

9.03       Irreparable Harm. Each Party acknowledges that use of another Party’s Confidential Information in a manner contrary to the provisions of this Article 9 may cause irreparable harm for which money damages may not make such Party whole and each Party hereby consents that such other Party may seek injunctive or other equitable relief. Notwithstanding the foregoing, each Party shall be entitled to pursue any other available remedies at law or equity, including the recovery of money damages, with respect to the actual or threatened breach of the foregoing obligations with respect to its Confidential Information.

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Article 10 REPRESENTATIONS AND WARRANTIES.

10.01     By CARE21.

CARE21 represents and warrants that:

(1)         it is a corporation duly incorporated, validly existing and in good standing under the Laws of England and Wales;

(2)         as of the Effective Date it has, and covenants that during the Term it will maintain, all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(3)         the execution, delivery and performance of this Agreement by CARE21 has been duly authorized by ;

(4)         as of the Effective Date, the execution, delivery and performance of this Agreement does not, and covenants that during the Term it will not, conflict with, result in a breach of or constitute a default under any other agreement to which is a party or by which is bound;

(5)         as of the Effective Date it is, and covenants that during the Term it will remain, duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on ’s ability to fulfill its obligations under this Agreement;

(6)         as of the Effective Date it is, and covenants that during the Term it will remain, in compliance with all Laws applicable to and has obtained all applicable permits and licenses required of in connection with its obligations under this Agreement; and

(7)         as of the date hereof does not have, and throughout the Term shall immediately notify XG of, claims of any nature, threatened or realized or yet to be realized against it by any person for any reason; and that no INVESTOR GROUP Personnel have been convicted of a crime in any jurisdiction to which it belongs, and throughout the Term shall immediately notify XG if any INVESTOR GROUP Personnel are convicted of such a crime. The occurrence of any such claim or crime shall constitute a material breach of this Agreement and shall give rise to XG’s termination right pursuant to Section 11.01(1).

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10.02     By MBTH.

MBTH represents and warrants that:

(1)         it is a limited liability company duly incorporated, validly existing and in good standing under the Laws of the State of Delaware;

(2)         as of the Effective Date it has, and covenants that during the Term it will maintain, all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(3)         the execution, delivery and performance of this Agreement by MBTH has been duly authorized by MBTH;

(4)         as of the Effective Date the execution, delivery and performance of this Agreement does not, and covenants that during the Term it will not, conflict with, result in a breach of or constitute a default under any other agreement to which MBTH is a party or by which MBTH is bound;

(5)         as of the Effective Date it is, and covenants that during the Term it will remain, duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on MBTH’s ability to fulfill its obligations under this Agreement; and

(6)         as of the Effective Date it is, and covenants that during the Term it will remain, in compliance with all Laws applicable to MBTH and has obtained all applicable permits and licenses required of MBTH in connection with its obligations under this Agreement.

10.03     By XG.

XG represents and warrants that:

(1)         as of the Effective Date it is, and during the Term it will remain, entitled to grant to CARE21 the right to Market Exclusivity that it grants to CARE21 under this Agreement during the Term;

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(2)         it is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware;

(3)         as of the Effective Date it has, and covenants that during the Term it will maintain, all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(4)         the execution, delivery and performance of this Agreement by XG has been duly authorized by XG;

(5)         as of the Effective Date the execution, delivery and performance of this Agreement does not, and covenants that during the Term it will not, conflict with, result in a breach of or constitute a default under any other agreement to which XG is a party or by which XG is bound;

(6)         as of the Effective Date it is, and covenants that during the Term it will remain, duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on XG’s ability to fulfill its obligations under this Agreement; and

(7)         as of the Effective Date it is, and covenants that during the Term it will remain, in compliance with all Laws applicable to XG and has obtained all applicable permits and licenses required of XG in connection with its obligations under this Agreement.

10.04     DISCLAIMER.

EXCEPT AS SPECIFIED IN THIS AGREEMENT, THE PARTIES MAKE NO OTHER WARRANTIES AND EXPLICITLY DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED.

Article 11 TERMINATION.

11.01     Termination for Cause. This Agreement may be terminated immediately upon notice in writing to the defaulting Party if:

(1)         the defaulting Party commits any material breach of any term of this Agreement and (in the case of a breach capable of being remedied) shall have failed to remedy the breach within thirty (30) days (or such longer period as the non-defaulting Party giving notice may agree) after receipt of written notice giving full particulars of the breach and requiring it to be remedied; provided, however, that where the claimed breach is capable of being cured but cannot reasonably by its nature be cured within thirty (30) days, the breaching Party shall not be considered to be in default so long as it commences the cure within the thirty (30) days and diligently in good faith pursues the full measure of the cure; or

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(2)         any Party ceases doing business in the ordinary course, becomes or is declared insolvent or bankrupt, is the subject of any proceeding relating to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within sixty (60) days, or makes an assignment for the benefit of creditors.

11.02     Additional Termination Right. In addition to the foregoing, this Agreement may be terminated immediately by XG if CARE21 fails to make any payment of Market Fee on its due date as provided in Section 4.01 of this Agreement.

11.03     Effect of Termination. Termination of this Agreement shall be deemed to be notice of immediate assignment of this Agreement to MBTH for the purposes of Article 6 and the consideration for any such assignment shall be the issue to CARE21 of membership interests in MBTH at the price per MBTH share provided for under Section 6.02 as at the date of termination and the total consideration shall equal the aggregate amount of Market Fee paid to XG by CARE21, and received by XG, as at the date of termination, and (if, by the date of termination, MAXCOM has been constituted as provided in Section 5.01(2)) all shares in MAXCOM not held by XG shall be transferred by CARE21 for nil consideration to XG. The provisions of this clause shall not preclude a Party from claiming damages arising from breach of contract. On the termination of this Agreement, all rights and obligations of the Parties under this Agreement shall automatically terminate except for such assignment as provided above and such other rights as shall have accrued prior to such termination, and any obligations which expressly or by implication are intended to come into or continue in force on or after such termination.

Article 12 MISCELLANEOUS PROVISIONS.

12.01     Assignment. Except as expressly provided in Article 6, CARE21 may not, without XG’s prior written consent, assign this Agreement to a third party. Except as expressly provided in Article 7, MBTH may not, without XG’s prior written consent, assign this Agreement to a third party. XG may assign this Agreement in its discretion. Upon XG’s assignment of this Agreement, XG shall be released from any obligation or liability under this Agreement. The consent of XG to any assignment of this Agreement shall not constitute XG’s consent to further assignment. This Agreement shall be binding on the Parties and their respective successors and permitted assigns. Any assignment in contravention of this subsection shall be void.

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12.02     Notices. Any notice, notification, request, demand or determination provided by a Party pursuant to this Agreement shall be provided in accordance with this Section 12.02. Except as otherwise specified in this Agreement, all notices, requests, consents, approvals, agreements, authorizations, acknowledgements, waivers and other communications required or permitted under this Agreement shall be in writing and shall be deemed given one day after being sent by express overnight courier with a reliable system for tracking delivery to the address specified below, or by e-mail transmission (where receipt is acknowledged by the recipient) or facsimile transmission (with acknowledgment of receipt from the recipient’s facsimile machine) to the addresses set forth below:

In the case of CARE21:

24 Long Garden Walk,

Farnham

Surrey

GU9 7HX

United Kingdom

Attention: Markus Losada

Email: markus@care21.com

In the case of XG:

Roger Branton CFO

240 South Pineapple Ave.

Suite 701

Sarasota, Florida 34236

United States

Email: rbranton@xgtechnology.com

In the case of MBTH:

Roger Branton

240 South Pineapple Ave.

Suite 701

Sarasota, Florida 34236

United States

Email: rbranton@mooersco.com

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Any Party may change its address for notification purposes by giving the other Parties notice of the new address and the date upon which it will become effective.

12.03     Counterparts; Electronic Signatures. This Agreement may be signed in any number of counterparts, each of which when executed and delivered shall constitute an original instrument, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by telecopier, other facsimile transmission, portable document format (PDF) or other electronic format all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.

12.04     Relationship. The Parties intend to create an independent contractor relationship and nothing contained in this Agreement shall be construed to make either CARE21 or XG or MBTH partners, joint venturers, principals, agents or employees of the others. Each Party shall have the responsibility and liability for its employees, agents or contractors adhering to and complying with the terms of this Agreement. No Party shall have any right, power or authority, express or implied, to bind the others.

12.05     Expenses for Preparation of Contract. Except as otherwise provided, each Party shall pay its own expenses and costs incidental to the preparation of this Agreement.

12.06     Consents, Approvals and Requests. Except as specifically set forth in this Agreement, all consents and approvals to be given by any Party under this Agreement shall not be unreasonably withheld or delayed and each Party shall make only reasonable requests under this Agreement.

12.07     Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to Law, then the remaining provisions of this Agreement, if capable of substantial performance, shall remain in full force and effect.

12.08     Waivers. No delay or omission by any Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any Party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be signed by the Party waiving its rights.

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12.09     Dispute Resolution.

(1)         If a dispute, claim, misunderstanding or difference of opinion arises between the Parties under this Agreement or in connection with the performance hereunder (“Dispute”), representatives of the Parties will initially meet to seek a resolution of any such Dispute. Any Party may provide the others with written notice of any Dispute, with a reasonably detailed description of the basis for the Dispute and a proposed resolution. The Parties’ representatives shall meet within fifteen (15) days of such notice and negotiate in good faith in an effort to cooperatively and amicably resolve the Dispute. If the Dispute cannot be resolved based on good faith negotiations within thirty (30) days after notice of the Dispute, the terms of Section 12.09(2) shall apply.

(2)         If negotiations were not successful pursuant to Section 12.09(1), the Dispute shall be referred to negotiation between senior executives of the Parties. If such representatives are unable to resolve the dispute within thirty (30) days after the initial request to resolve the dispute at this level, then any Party may seek to enforce any and all rights and remedies available to it, whether under this Agreement, at law, in equity, or otherwise.

12.10     Remedies Cumulative; Time is of the Essence. No right or remedy herein conferred upon or reserved to any Party is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy under this Agreement, or under applicable law, whether now or hereafter existing. In addition to other remedies which may be available, the Parties shall have the right to seek specific performance and other injunctive and equitable relief. Each Party acknowledges and agrees that time is of the essence with respect to a Party’s obligations under this Agreement.

12.11     Entire Agreement. This Agreement represents the entire agreement between the Parties with respect to its subject matter, and there are no other representations, understandings or agreements between the Parties relative to such subject matter.

12.12     Amendments. No amendment to, or change, waiver or discharge of, any provision of this Agreement shall be valid unless in writing and signed by an authorized representative of each of the Parties.

12.13     Survival. The terms of Article 7 and the terms of any other Section which by their nature should survive to give adequate meaning and effect to such terms, shall survive the expiration or termination of this Agreement.

12.14     Governing Law. This Agreement and the rights and obligations of the Parties under this Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, without giving effect to the principles thereof relating to the conflicts of Laws.

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12.15     Jurisdiction and Venue. Each Party irrevocably agrees that any legal action, suit or proceeding brought by it in any way arising out of this Agreement must be brought solely and exclusively in the United States District Court for the Southern District of Florida located in Broward County or in the state courts of the State of Florida located in Broward County and irrevocably accepts and submits to the sole and exclusive jurisdiction of each of the aforesaid courts in personam, generally and unconditionally with respect to any action, suit or proceeding brought by it or against it by another Party; provided, however, that this Section shall not prevent a Party against whom any legal action, suit or proceeding is brought by another Party in the state courts of the State of Florida from seeking to remove such legal action, suit or proceeding, pursuant to applicable federal Law, to the district court of the United States for the district and division embracing the place where the action is pending in the state courts of the State of Florida, and in the event an action is so removed each Party irrevocably accepts and submits to the jurisdiction of the aforesaid district court. Each Party hereto further irrevocably consents to the service of process from any of the aforesaid courts by mailing copies thereof by registered or certified mail, postage prepaid, to such Party at its address designated pursuant to this Agreement, with such service of process to become effective thirty (30) days after such mailing.

12.16     Covenant of Further Assurances. CARE21 and XG covenant and agree that, subsequent to the execution and delivery of this Agreement and, without any additional consideration, each of CARE21 and XG shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement.

12.17     Negotiated Terms. The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

12.18     Non-Competition. During the Term and for a period of two (2) years thereafter, CARE21 agrees that neither it nor any of its Affiliates nor CARE21 employees shall, directly or indirectly, (1) own, manage, control or participate in the ownership, management or control of any person or entity engaged in a business that competes with XG’s business outside the Field of Use in the Territory (each such business, a “Competitor”) or (2) provide any services or otherwise engage in any activities that compete with or which would enable a third party to compete with XG’s business outside the Field of Use in the Territory; provided, however, that the ownership of securities representing no more than one percent (1%) of the outstanding voting power of a Competitor, which securities are listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to a violation of this Section 12.18. CARE21 shall cause each of itsemployees to enter into a non-compete agreement incorporating the terms of this Section 12.18.

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12.19     Non-Solicitation. Except as otherwise permitted by this Agreement or as otherwise agreed to by the Parties, during the Term of this Agreement and for a period of one (1) year after the termination of this Agreement, no Party may hire any individual that is an employee of another Party or was an employee any time during the Term of this Agreement.

*        *        *        *

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IN WITNESS WHEREOF, each of CARE21 and XG and MBTH has caused this Agreement to be signed and delivered by its duly authorized representative.

xG Technology, Inc.

By:	/s/ Richard L. Mooers
Name:	Richard L. Mooers
Title:	Chairman
Date:	18th Dec 2011

CARE21 LIMITED

By:	/s/ MA Losada
Name:	Markus Losada
Title:	Owner
Date:	18th December 2011

MB Technology Holdings, Inc.

By:	/s/ Richard L. Mooers
Name:	Richard L. Mooers
Title:	Chairman
Date:	18th Dec 2011

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